Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2010, with respect to the consolidated financial statements and internal control over financial reporting incorporated by reference in the Annual Report of Heritage-Crystal Clean, Inc. on Form 10-K for the year ended January 2, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Heritage-Crystal Clean, Inc. on Form S-8 (File No. 333-149791, effective March 18, 2008).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 5, 2010